Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT NO. 1 TO AGREEMENTS

This Amendment No. 1 to Agreements (“Amendment No. 1”), dated as of October 4, 2018 (the “Effective Date”), is entered into by and between TDG Acquisition Company, LLC, a Delaware limited liability company (“Buyer”) and Vuzix Corporation, a Delaware corporation (“Seller,” and together with Buyer the “Parties,” and each, a “Party”).

WHEREAS, the Parties entered into an Asset Purchase Agreement dated June 15, 2012 (as amended, supplemented or otherwise modified from time to time in accordance with its provisions) (the “APA”) and certain other ancillary agreements, as well as the Vuzix Authorized Reseller Agreement between the Parties dated June 15, 2012 (the “Reseller Agreement”);

WHEREAS, the Parties desire to amend the APA to adjust the scope of the non-competition provisions and to provide for Seller to pay Buyer commissions on certain sales, all on the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties desire to amend the Reseller Agreement to change the discount that the Buyer receives under that Agreement; and

WHEREAS, given the changes to the APA, the Buyer has agreed to provide certain waivers and clarifications to Paul Travers, the CEO of the Seller, in connection with that certain Restrictive Covenants Agreement between the Buyer and him dated June 15, 2012 (the “Travers Non-Compete”); and

WHEREAS, pursuant to Section 10.02(a) of the APA and Section 14.2 of the Reseller Agreement, the amendments contemplated by the Parties must be contained in a written agreement signed by each Party.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Definitions. Capitalized terms used and not defined in this Amendment No. 1 have the respective meanings assigned to them in the APA.

2.       Amendments to the APA. As of the Effective Date, the APA is hereby amended or modified as follows:

(a)       The definition of “Defense and Security Organizations” now appearing in Section 1.01 of the APA is hereby deleted in its entirety and replaced with the following:

“Defense and Security Organizations” means (1) business customers and Governmental Entity customers that primarily provide security and/or defense services, including police, fire fighters, EMTs, other first responders, and private security service providers, and (2) any non-US Governmental Entity authorizing or providing homeland and border security services; provided that, a Military Organization is not a Defense and Security Organization.

(b)       The definition of “Military Organizations” now appearing in Section 1.01 of the APA is hereby deleted in its entirety and replaced with the following:

“Military Organizations” means organizations, departments, or individuals authorized by a Governmental Entity to defend or engage in combat for a country or who otherwise engage in activities of a military nature. For purposes of clarity, (i) US Homeland Security Agencies are Military Organizations, and (ii) any individual retail consumer who purchased finished products for personal non-military use is not a Military Organization.

(c)       Section 1.01 of the APA is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Approved Military Organization Transaction” means any sale, lease, disposition, or other provision by Seller to a third party of heads-up display (HUD) components or subsystems (and any services to support such sale) for incorporation into a finished good or system for sale to a Military Organization for which Seller: (i) provides to Buyer notice promptly after the commencement of discussions with a third party regarding such potential transaction, provided that Buyer agrees to be bound by any additional confidentiality obligations reasonably required by the third party or Seller prior to receiving such notice, and (ii) obtains Buyer’s consent (which Buyer shall not unreasonably withhold or delay) before issuing any written proposal and before entering into any binding obligation to sell, lease, dispose of, or otherwise provide heads-up display (HUD) components or subsystems (and any services to support such sale), provided that if Buyer has not provided notice to Seller of its objection to such transaction within five (5) business days of Seller’s request for such consent, which notice shall state in sufficient detail Buyer’s reasonable basis for withholding its consent to such transaction, then Buyer’s consent shall be deemed to have been given. Buyer acknowledges and agrees that Seller may, upon notice to Buyer, engage in discussions and thereafter seek Buyer’s consent to enter into an agreement or arrangement with the following third parties in connection with procuring or performing Approved Military Organization Transactions, and in no case will Buyer refuse to consent to an Approved Military Organization Transaction solely because any of the following third parties are involved in the transaction:

▪	Thales Group

▪	Raytheon Company

▪	The Boeing Company

▪	L-3 Technologies, Inc.

▪	Northrop Grumman Corporation

▪	United Technologies Corporation

▪	BAE Systems plc

▪	Lockheed Martin Corporation

▪	Rockwell Collins, Inc.

▪	Airbus SE

“US Homeland Security Agencies” means the US Department of Homeland Security (including all its Operational and Support Components) and any similar US state homeland and border security agencies.

“Net Sales Price” means the gross price at which Seller sells, leases, disposes of, or otherwise provides goods and services to a customer, as reflected on the applicable invoice, less (a) any rebates or discounts taken or allowed; (b) credits or allowances given or made for rejections or return of any previously sold or provided goods or services; (c) to the extent included in such gross invoice price, any tax or government charge imposed on the production, import, export, sale, delivery or use of such good or service, including, without limitation, any value added or similar tax or government charge, but not including any tax levied with respect to income or similar tax; and (d) to the extent included in such gross invoice price, any documented packaging, freight, transportation, insurance and similar distribution charges. Net Sales Price will not include goods or services provided without monetary consideration as samples or other use to promote sales of good or services.

(d)       Section 7.04 of the APA is hereby deleted in its entirety and replaced with the following:

Section 7.04 Certain Permitted Transactions.

(a)       The Defense Advanced Research Projects Agency (DARPA) and Other Government Funded Projects. During the Restricted Period, other than with respect to the projects and related follow-ons being funded by DARPA with respect to advancement of waveguide technology as more fully described on Schedule 7.04, Seller shall not enter into any contract with, or seek or accept any funding from, any Governmental Entity (including DARPA) to develop, produce, or sell any technology, products, or services that are directly or indirectly competitive with the Business. In addition and notwithstanding the foregoing, during the Restricted Period, Seller may enter into contracts with, and seek and accept funding from, (i) TSWG (Tactical Support Working Group) operates as a program element under the Combating Terrorism Technical Support Office (CTTSO)); (ii) Air Force Research Labs (AFRL); (iii) Night Vision Labs (NVL); (iv) NATICK; and (v) Navy Research Labs, SBIR, with respect to advancement of waveguide technology, provided Seller obtains the advance written consent of Buyer prior to entering into any such contract or seeking or accepting any such funding pursuant to Section 7.04(a)(i), (ii), (iii), (iv) or (v), which consent will not be unreasonably delayed or withheld. Any products developed as a result of any research or other activities funded by any Governmental Entity (including DARPA and those described in (i) through (v) herein), shall be subject, as between the Parties, to the exclusive right of Buyer to market, sell, and otherwise distribute such products pursuant to the Authorized Reseller Agreement.

(b)       Approved Military Organization Transactions and Certain Sales to Defense and Security Organizations and US Homeland Security Agencies. During the Restricted Period, Seller may: (1) engage in Approved Military Organization Transactions, (2) sell, lease, license, dispose of and provide goods and services to US Homeland Security Agencies, and (3) sell, lease, license, dispose of and provide goods and services to Defense and Security Organizations.

(c)       Commissions. The Seller will owe the Buyer the following commissions in connection with the transactions contemplated by Section 7.04(b) made during the Restricted Period: (1) [*] percent ([*]%) of the Net Sales Price of each Approved Military Organization Transaction; (2) [*] percent ([*]%) of the Net Sales Price for the transactions contemplated by Section 7.04(b)(2), and (3) [*] percent ([*]%) of the Net Sales Price for the transactions contemplated by Section 7.04(b)(3).

(d)       Commission Payments. Any commission due under Section 7.04(c) shall be earned and deemed payable to the extent Seller receives any payment toward the Net Sales Price, and if a customer makes payments to Seller in increments or installments, Seller shall pay Buyer pro rata commission corresponding to the incremental or installment payments made toward the Net Sales Price. No later than thirty (30) days following the end of each calendar quarter, Seller shall issue to Buyer payment for all commissions earned in the immediately preceding calendar quarter. Seller shall keep accurate records of all sales for which commission is due under this Amendment No. 1 and shall submit to Buyer with the above payment a report indicating all such sales, the amount of payments received by Seller with respect to such sales, and the amount of commission owed to Buyer for such sales.

(e)       Audit Rights. Buyer may, with no less than ten (10) business day’s prior written request to Seller, inspect those of Seller’s records that relate to transactions for which Buyer is owed a commission, so as to confirm the amounts paid under Section 7.04(d) are consistent with the commission amounts set out in Section 7.04(c). Such records may be inspected no more than once each calendar year, and only during Seller’s standard business hours at Seller’s principal office or other mutually agreed upon location by an independent auditor engaged and paid for by Buyer (the “Auditor”) who shall maintain the confidentiality of such records pursuant to a reasonable confidentiality agreement. If any such inspection reveals that Seller owes Buyer additional commissions, such additional commissions shall be paid within thirty (30) days following completion of the respective inspection. If the inspection report reflects that Seller underpaid the commissions due for the audited period by five percent (5%) or more, Seller shall bear the reasonable documented fees and expenses of the Auditor. If any such inspection by Buyer reveals that Seller overpaid Buyer commissions, Seller shall be entitled to a credit against future commissions due hereunder in the amount of such overpayment; provided, however, that in no event will Buyer have to refund Seller any portion of such overpayment even if Seller does not use all of such overpayment in the form of credits. Notwithstanding the foregoing, if any audit reflects that Seller underpaid the commissions due for the audited period by five percent (5%) or more, then Buyer may perform up to two (2) audits in the immediately following calendar year.

3.       Payments. As consideration for this Amendment No. 1, Seller shall pay to Buyer the sum of One Million Five Hundred Thousand Dollars ($1,500,000), as follows: (a) Seven Hundred Fifty Thousand Dollars ($750,000), within three (3) days after the Effective Date of this Agreement; (b) Five Hundred Thousand Dollars ($500,000), on or before January 4, 2019; and (c) Two Hundred Fifty Thousand Dollars ($250,000), on or before April 5, 2019.

4.       Additional Commercial Terms.

a.	Reseller Agreement. The Parties agree that (1) the discount Buyer receives under the Reseller Agreement for all sales Buyer makes to Military Organizations will be reduced to [*] percent ([*]%) for all orders above $5,000; and (2) that Seller will not be obligated to provide Buyer similar discounts that Seller provides to other resellers of its products and that any such language in the Reseller Agreement, including Schedule C, is hereby deleted and of no further force or effect.

b.	Sale of Waveguides. Seller will offer to sell Buyer at its standard commercial pricing and on its standard terms and conditions of sale its standard waveguide display modules and components for incorporation into the goods Buyer sells to Military Organizations.

c.	Meetings. The Parties will meet at least once each calendar quarter to discuss potential business opportunities, but neither party will be obligated to enter into any transactions or execute any agreements in connection therewith.

d.	Travers Non-Compete. The Buyer confirms that any actions taken by Travers as an officer and director of the Seller consistent with and in furtherance of Seller’s rights under Section 7.04 of the APA, as amended hereby, are not deemed a violation of the Travers Non-Compete and Buyer waives any right to claim that such activities are a violation of the Travers Non-Compete.

5.       Representations and Warranties. Each Party hereby represents and warrants to the other Party that this Amendment No. 1 has been executed and delivered by such Party through its duly authorized representative and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

6.       Date of Effectiveness; Limited Effect. This Amendment No. 1 will be deemed effective as of the Effective Date. Except as expressly provided in this Amendment No. 1, all the terms and provisions of the APA and Reseller Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the APA or of any other transaction documents or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in each of the APA or the Reseller Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the APA or the Reseller Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection therewith will mean and be a reference to the APA or the Reseller Agreement, as applicable as amended by this Amendment No. 1.

7.       Miscellaneous. This Amendment No .1: (a) is governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof; (b) shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns; (c) may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement; and (d) constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Delivery of an executed counterpart of this Amendment No. 1 electronically in portable document format (.pdf) shall be effective as delivery of an original executed counterpart of this Amendment No. 1.

Signatures appear on the following page.

IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be executed by its duly authorized officer or other authorized person, as of the date first above written.

TDG Acquisition Company, LLC

By:	/s/ Richard Ryan

Name:	Richard Ryan

Title:	CEO

Vuzix Corporation

By:	/s/ Grant Russell

Name:	Grant Russell

Title:	EVP & CFO